Exhibit 4.13

SUBSCRIPTION AGREEMENT

This Subscription Agreement (this “Agreement”) is made effective as of February 12, 2007 (the “Effective Date”), by and between CCCI Holdings, Inc., a Delaware corporation (the “Company”), and each of the persons and entities identified on the Schedule of Purchasers hereto (each a “Purchaser”).

RECITALS

WHEREAS, the Company desires to issue to the Purchasers the shares of capital stock set forth on the Schedule of Purchasers (collectively, the “Shares”), and each Purchaser, severally and not jointly, desires to acquire those Shares upon the terms, conditions and restrictions contained in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises herein set forth, the parties hereto agree as follows:

1.                          Issuance of Shares. Subject to the terms and conditions of this Agreement, the Company shall issue to each Purchaser, severally and not jointly, and each Purchaser, severally and not jointly, shall acquire by purchase, the Shares. The price of the Shares shall be as set forth on the Schedule of Purchasers (the “Purchase Price”), The purchase and sale of the Shares shall take place at such time and place as the Company and the Purchasers mutually agree upon orally or in writing (which time and place are designated as the “Closing”). At the Closing, the Company shall deliver to the Purchasers certificates for the Shares that the Purchasers are acquiring against payment of the Purchase Price therefor by check or wire transfer.

2.                          Representations and Warranties of the Company. The Company hereby represents and warrants to each Purchaser that:

2.1                     The Company is a corporation, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to carry on its business as currently contemplated. The Shares purchased by Purchaser pursuant to this Agreement, when issued, sold and delivered in accordance with this Agreement, will be duly and validly issued, fully paid, and nonassessable.

2.2                     All corporate action on the part of the Company and its directors, officers and stockholders necessary for the authorization, execution and delivery of this Agreement and the Shares, and the performance of all obligations of Company hereunder and thereunder have been or will be taken prior to the Closing. The Company’s execution, delivery, and performance of this Agreement or of the Shares to such Purchaser will not violate or conflict with the terms of the Company’s Amended and Restated Certificate of Incorporation or Bylaws or in any material respect, any statute, regulation, ordinance, rule of law, agreement, contract, mortgage, indenture, bond, bill, note, judgment, order or decree of any court or arbitrator to which the Company is a party or other instrument or writing binding upon the Company or to which the Company is subject, except where the Company has obtained a waiver or consent with respect to the transactions contemplated by this Agreement.

2.3                     This Agreement, the Investors’ Rights Agreement dated as of October 30, 2006, by and between the Company and each holder of capital stock of the Company identified on the Schedule of Investors thereto (the “Investors’ Rights Agreement”), and the Right of First Refusal and Co-Sale Agreement dated as of October 30, 2006, by and between the Company, the holders of the Company’s capital stock set forth on the Schedule of Holders and the Schedule of Major Investors attached thereto (the “ROFR Agreement”) contain valid and binding obligations of the Company, enforceable in accordance with their respective terms, in each case subject to applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditor’s rights and to the availability of the remedy of specific performance and to the extent applicable securities laws may limit indemnification provided by Section 1.9 of the Investors’ Rights Agreement.

2.4                     There is no action, suit, proceeding, asserted claim or to the Company’s knowledge, investigation pending and, to the Company’s knowledge, no action, suit, proceeding, claim or investigation is threatened against the Company.

2.5                     Subject to the truth and accuracy of Purchaser’s representations set forth in Section 3 of this Agreement, the offer, sale and issuance of the Shares as contemplated by this Agreement, and the issuance of the Common Stock and Series B Redeemable Preferred Stock issuable upon conversion of the Series A Convertible Redeemable Preferred Stock (collectively, the “Conversion Shares”), are exempt from the registration requirements of Section 5 of the Act and in compliance with applicable state securities laws.

3.                          Representations and Warranties of the Purchaser. Without limiting such Purchaser’s right to rely on the Company’s representations and warranties in Section 2 hereof, each Purchaser, severally and not jointly, represents and warrants to the Company that:

3.1                     Purchaser is acquiring the Shares for Purchaser’s own account for investment purposes only and not with a view to, or in connection with, a distribution of the Shares within the meaning of the Securities Act of 1933, as amended (the “Act”). Purchaser has no present intention of selling or otherwise disposing of all or any portion of the Shares and no one other than Purchaser has any beneficial ownership of any of the Shares.

3.2                     Purchaser has had access to all information regarding the Company and its present and prospective business, assets, liabilities and financial condition that Purchaser reasonably considers important in making the decision to purchase the Shares. Purchaser has had ample opportunity to ask questions of the Company’s representatives concerning such matters and this investment.

3.3                     Purchaser has a preexisting personal or business relationship with the Company and/or certain of its officers of a nature and duration sufficient to make Purchaser aware of the character, business acumen and general business and financial circumstances of the Company. By reason of Purchaser’s business or financial experience, Purchaser is capable of evaluating the merits and risks of this investment, has the ability to protect Purchaser’s own interests in this transaction and is financially capable of bearing a total loss of this investment.

3.4                     At no time was Purchaser presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of advertising or solicitation in connection with the offer, sale and purchase of the Shares.

3.5                     Purchaser understands and acknowledges that, in reliance upon the representations and warranties made by Purchaser herein, the Shares are not being registered with the Securities and Exchange Commission (“SEC”) under the Act, but instead are being issued under an exemption or exemptions from the registration and qualification requirements of the Act or applicable state securities laws which impose certain restrictions on Purchaser’s ability to transfer the Shares.

3.6                     Purchaser understands that Purchaser may not transfer any Shares unless such Shares are registered under the Act or qualified under the Law or unless, in the opinion of counsel to the Company, exemptions from such registration and qualification requirements are available. Purchaser understands that only the Company may file a registration statement with the SEC and that the Company is under no obligation to do so with respect to the Shares. Purchaser has also been advised that exemptions from registration and qualification may not be available or may not permit Purchaser to transfer all or any of the Shares in the amounts or at the times proposed by Purchaser.

3.7                     The certificates representing the Shares shall have endorsed thereon such legends as counsel for the Company advises are required for purposes of federal or state securities laws.

4.                          No Transfer in Violation of Agreement. The Company shall not be required: (a) to transfer on its books any of the Shares which shall have been sold or transferred in violation of any of the provisions set forth in this Agreement, or (b) to treat as owner of all or any part of such Shares for any purpose any transferee to whom any of the Shares shall have been so transferred.

5.                          Joinder. The Company and Purchaser hereby agree that by execution of this Agreement, Purchaser is made a party to (i) the Investors’ Rights Agreement as an Investor and (ii) the ROFR Agreement as a Holder. Purchaser agrees the he or she is subject to all of the restrictions set forth therein.

6.                          Execution of Further Instruments. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

7.                          Notice. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail with postage and fees prepaid, addressed to the other party hereto at the address hereinafter shown below the Purchaser’s name on the Schedule of Purchasers or at such other address as such party may designate by ten (10) days’ advance written notice to the Company.

8.                          Successors and Assigns. This Agreement shall inure to the benefit of the successors and assigns of the Company including any corporate successor of the Company resulting from an incorporation of the Company, and subject to the restrictions of transfer herein set forth, be binding upon Purchaser, his heirs, executors, administrators, successors and assigns.

9.                          Entire Agreement. This Agreement constitutes the entire agreement between the parties and neither party shall be bound by any representations, promises, warranties, or statement, express or implied, oral or written, not contained herein.

10.                    Interpretation of Agreement. Where necessary to the sense of this Agreement singular words shall include the plural, and masculine, the feminine or neuter gender, and vice versa. The captions used herein are for convenience of reference only, and shall be of no force or effect in interpreting any provisions hereof.

11.                    Severable Provisions. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially enforceable provisions shall, nevertheless, be binding and enforceable.

12.                    Counterparts. This Agreement may be executed in counterparts, each of which will be an, original and all of which together will constitute one and the same agreement.

13.                    Governing Law. This Agreement shall be deemed to have been made in the State of Delaware and shall be governed by and construed according to the law of the State of Delaware as it is applied to contracts entered into and to be performed by residents of Delaware.

14.                    Exculpation. Each Purchaser acknowledges that it is not relying upon any other Purchaser, or any officer, director, stockholder, employee, agent, partner or affiliate of any such other Investor, in making its investment or decision to invest in the Company or in monitoring such investment. Each Investor agrees that no other Investor nor any officer, director, stockholder, employee, agent, partner or affiliate of any other Purchaser shall be liable for any action heretofore or hereafter taken or omitted to be taken by any of them relating to or in connection with the Company or the Shares, or both. Without  limiting the foregoing, no Purchaser nor any of its officers, directors, stockholders, partners, employees or agents of affiliates shall have any obligation, liability or responsibility whatsoever for the accuracy, completeness or fairness of any or all information about the Company or any subsidiary or their respective properties, business or financial and other affairs, acquired by such Purchaser or holder from the Company or any subsidiary or the respective officers, directors, employees, agents, representatives, counselor auditors of either, and in turn provided to another Purchaser, nor shall any such Purchaser or other person or entity have any obligation or responsibility whatsoever to provide any such information to any other Purchaser or to continue to provide any such information if any information is provided.

Remainder of Page Intentionally Left Blank.

IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the date first written above.

CCCI HOLDINGS, INC.

By:	/s/ Philip Siegel
Philip Siegel
Secretary

PURCHASERS:

/s/ Chris Speltz
Chris Speltz

/s/ Elisabeth DeMarse
Elisabeth DeMarse

Signature Page to Subscription Agreement

SCHEDULE OF PURCHASERS

Purchaser	Shares of Series A Convertible Redeemable Preferred Stock	Purchase Price

Chris Speltz	35,207	$224,998.33

Elisabeth DeMarse	13,613	$86,996.97

TOTALS	48,820	$311,995.30